Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS

Company outlines plans to restructure specialty fleet and revitalize Gap brand health

SAN FRANCISCO - February 28, 2019 - Gap Inc. (NYSE: GPS) today reported fourth quarter and fiscal year 2018 results, announced plans to restructure the Gap brand specialty fleet and revitalize brand health, and provided guidance for fiscal year 2019.

Today the company also announced plans to separate into two publicly traded companies: Old Navy, and a yet-to-be-named company (“NewCo”), which will consist of the iconic Gap brand, Athleta, Banana Republic, Intermix and Hill City. Details of the separation were disclosed in a separate press release.

“We’re pleased that progress on our productivity goals and operational discipline allowed us to deliver our earnings per share guidance even in the face of macro headwinds and softer trends,” said Art Peck, president and chief executive officer, Gap Inc. “As we look ahead to 2019 and beyond, we know what we need to do to win and, combined with the separation we announced today, we will be well positioned to leverage the power of our brands and the talented teams that lead them to accelerate the pace of change, improve execution and deliver profitable growth.”

Specialty Fleet Restructuring and Gap Brand Revitalization
Fleet Restructuring:
The company announced a plan today to restructure the specialty fleet, including the closure of about 230 Gap specialty stores over the next two years.

The company estimates an annualized sales loss of approximately $625 million as a result of these store closures. Additionally, the company estimates pre-tax costs associated with these actions to be about $250 million to $300 million, with the majority expected to be cash expenditures. The company estimates that these actions will result in annualized pretax savings of about $90 million.

The remaining specialty fleet will serve as a more appropriate foundation for future growth of the brand across the specialty, outlet and online channels. There will be a healthier channel mix after the restructuring, with nearly 40% of sales coming from online, and the remainder split fairly evenly between the specialty and value channels.

Brand Revitalization:
While stores are an important part of the customer journey, the Company is actively working on multiple initiatives to revitalize the Gap brand by re-engaging with customers and expanding its loyal customer base, leveraging the multigenerational, democratic appeal of the brand. Improving the product by recapturing the traditional Gap attributes of style, quality, fit and value is a top priority. The company intends to modernize its marketing model to efficiently build engagement and loyalty.

Fourth Quarter and Fiscal Year 2018 Results
The company reported fourth quarter fiscal year 2018 diluted earnings per share of $0.72 compared with fourth quarter fiscal year 2017 reported diluted earnings per share of $0.52, or $0.61 on an adjusted basis.

Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

The company reported fiscal year 2018 diluted earnings per share of $2.59, compared with fiscal year 2017 reported diluted earnings per share of $2.14, or $2.13 on an adjusted basis.

The company noted that foreign currency fluctuations positively impacted earnings per share for the fourth quarter and fiscal year 2018 by an estimated $0.01 and $0.04, respectively.1

Comparable Sales Results
Due to the 53rd week in fiscal 2017, comparable sales for the fourth quarter and fiscal year 2018 are compared with the 13-week and 52-week periods ended February 3, 2018. On this basis, the company’s fourth quarter comparable sales were down 1% compared with a 5% increase last year. Comparable sales by global brand for the fourth quarter were as follows:

•	Old Navy Global: flat versus positive 9% last year

•	Gap Global: negative 5% versus flat last year

•	Banana Republic Global: negative 1% versus positive 1% last year

For fiscal year 2018, the company’s comparable sales were flat compared with a 3% increase last year. Comparable sales by global brand for fiscal year 2018 were as follows:

•	Old Navy Global: positive 3% versus positive 6% last year

•	Gap Global: negative 5% versus negative 1% last year

•	Banana Republic Global: positive 1% versus negative 2% last year

Recent Accounting Pronouncement - Revenue Recognition
During the first quarter of fiscal 2018, the company adopted the new revenue recognition standard, ASC 606. The adoption of this standard has a significant impact on the presentation of certain line items within the Consolidated Statements of Income, but does not have a significant impact to operating income, net income or earnings per share. The most significant presentation changes are the reclassifications from operating expenses to net sales for revenue sharing associated with the company’s credit card programs and breakage income for our gift cards, as well as reclassifications from cost of goods sold and occupancy expenses to net sales for reimbursements of loyalty program discounts associated with the company’s credit card programs.

The company adopted this standard in the first quarter of fiscal 2018, on a modified retrospective basis. For the fourth quarter of fiscal 2018, the presentation changes resulted in an increase of $170 million to net sales, an increase of $47 million to cost of goods sold and occupancy expenses, and an increase of $123

1In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

million to operating expenses. For fiscal year 2018, the presentation changes resulted in an increase of $619 million to net sales, an increase of $176 million to cost of goods sold and occupancy expenses, and an increase of $443 million to operating expenses. Other changes resulting from the adoption did not have a material impact on the company’s operating income, net income, or earnings per share for either the fourth quarter or fiscal year 2018.

In accordance with the company’s adoption of the standard on a modified retrospective basis, financial information prior to fiscal 2018 will not be recast. The summary below provides financial measures with and without the presentation changes for revenue sharing and reimbursements of loyalty program discounts associated with the company’s credit card programs and breakage income for our gift cards.

Additional Fourth Quarter and Fiscal Year 2018 Results

•
The company noted that fiscal year 2018 had 52 weeks compared with 53 weeks in fiscal year 2017. As a result, fourth quarter and fiscal year 2018 results were negatively impacted by the loss of the 53rd week. For fiscal 2018, the loss of the 53rd week was a detriment of approximately $0.06 to diluted earnings per share.

•
Fourth quarter fiscal year 2018 net sales were $4.6 billion and fiscal year 2018 net sales were $16.6 billion. Excluding the presentation changes from the adoption of the new revenue recognition standard, fourth quarter 2018 net sales decreased 7% compared with last year and fiscal year 2018 net sales increased 1% compared with last year.

◦
The translation of foreign currencies into U.S. dollars negatively impacted the company’s net sales for the fourth quarter of fiscal year 2018 by about $28 million and positively impacted the company’s net sales for fiscal year 2018 by about $17 million.[2] Fourth quarter and fiscal year 2018 net sales details appear in the tables at the end of this press release.

•
Fourth quarter fiscal year 2018 gross profit was $1.65 billion, a decrease of 6% compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross profit decreased about 13% compared with last year.

•
Fiscal year 2018 gross profit was $6.32 billion, an increase of 4% compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, gross profit decreased about 3% compared with last year.

•
Fourth quarter fiscal year 2018 gross margin was 35.6%, a decrease of 120 basis points compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, fourth quarter fiscal year 2018 gross margin was 34.2%, a decrease of 260 basis points compared with last year, largely driven by elevated promotional activity at Old Navy and Gap brand.

•
Fiscal year 2018 gross margin was 38.1%, a decrease of 20 basis points compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, fiscal year 2018 gross margin was 36.8%, a decrease of 150 basis points compared with last year.

•	Fourth quarter fiscal year 2018 operating margin was 8.0%, a decrease of 30 basis points compared with last year. Excluding the impact of presentation changes from the adoption of the new revenue

2The translation impact on net sales is calculated by applying foreign exchange rates applicable for the fourth quarter and fiscal year 2018 to net sales for the fourth quarter and fiscal year 2017. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

recognition standard, fourth quarter fiscal year 2018 operating margin was 8.4%, an increase of 10 basis points compared with last year.

•
Fiscal year 2018 operating margin was 8.2%, a decrease of 110 basis points compared with operating margin of 9.3% last year. Excluding the impact of presentation changes from the adoption of the new revenue recognition standard, fiscal year 2018 operating margin was 8.5%, a decrease of 40 basis points compared with adjusted operating margin of 8.9% last year. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

•
The effective tax rate was 24.4% for the fourth quarter of fiscal year 2018. The company finalized its provisional amounts related to the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (“TCJA”) in the fourth quarter of fiscal year 2018, with no material impacts.

•
The effective tax rate for fiscal year 2018 was 24.1%. The effective tax rate reflects the benefits of the enactment of TCJA, as well as certain adjustments to the liability for the one-time transition tax enacted as part of the TCJA in fiscal year 2017, partially offset by increases to liabilities recorded in connection with examinations by taxing authorities.

•
During the quarter, the company repurchased 3.8 million shares for $98 million. For fiscal year 2018, the Company repurchased 13.8 million shares for $398 million and ended fiscal year 2018 with 378 million shares outstanding. Underscoring Gap Inc.’s continued commitment to distributing cash to shareholders, on February 26, 2019, the company announced that its Board of Directors approved a new $1 billion share repurchase authorization for the company’s common stock, superseding the company’s existing authorization dated February 25, 2016.

•
The company paid a dividend of $0.2425 per share during the fourth quarter of fiscal year 2018, an increase of over 5% compared with last year. In addition, on February 26, 2019, the company announced that its Board of Directors authorized a first quarter dividend of $0.2425 per share.

The company ended the fourth quarter of fiscal year 2018 with $1.4 billion in cash, cash equivalents, and restricted cash, as well as $288 million of short-term investments. Fiscal year 2018 free cash flow, defined as net cash from operating activities less purchases of property and equipment, net of insurance proceeds related to loss of property and equipment, was $676 million, compared to fiscal year 2017 free cash flow of $715 million, which included $66 million in insurance proceeds related to loss on property and equipment due to the Fishkill fire. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Fiscal year 2018 capital expenditures were $705 million.

The company ended fiscal year 2018 with 3,666 store locations in 43 countries, of which 3,194 were company-operated.

Recent Accounting Pronouncement - Leases
In the first quarter of fiscal 2019, the company will adopt ASU No. 2016-02, Leases. The adoption is not expected to have a significant impact on the company’s consolidated statement of income, but it will result in a substantial gross-up on the company’s consolidated balance sheet to recognize a lease liability and right of use asset for leases. The company will apply the standard prospectively with a cumulative adjustment to retained earnings in the first quarter of fiscal 2019.

2019 Outlook
Earnings per Share

For fiscal year 2019, the company expects reported diluted earnings per share to be in the range of $2.11 to $2.26. Excluding the estimated costs related to the Gap brand fleet restructuring, diluted earnings per share is expected to be in the range of $2.40 to $2.55. Please see the reconciliation of expected adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Comparable Sales
The company expects comparable sales for fiscal year 2019 to be flat to up slightly.

Effective Tax Rate
For fiscal 2019, the company expects the effective tax rate to be about 26%. The effective tax rate may be materially impacted as additional guidance related to TCJA is issued by the U.S. Treasury Department and Internal Revenue Service.

Share Repurchases
The company currently expects to repurchase approximately $200 million in fiscal year 2019.

Capital Expenditures
The company expects fiscal 2019 capital spending to be approximately $750 million, including about $100 million of expansion costs related to a headquarters building and a buildout of its Ohio distribution center. In addition, at the beginning of fiscal 2019, the company entered into an agreement to purchase its Old Navy headquarters building and anticipates selling another property during fiscal 2019. The company expects a net cash outflow of about $100 to $150 million related to these real estate transactions.

Real Estate
The company expects to close about 50 company-operated stores, net of openings and repositions in fiscal year 2019. This guidance includes about 130 closures related to the Gap brand fleet restructuring announced today, the majority of which are expected to close in the fourth quarter of fiscal 2019. The company expects store openings to be focused on Old Navy and Athleta locations.

Webcast and Conference Call Information
Tina Romani, Senior Director of Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter and fiscal year 2018 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Romani will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 5575210). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: plans to restructure the Gap brand specialty fleet, including anticipated store closures and timing, impact to annualized sales, associated costs, and effect on annualized savings; earnings per share for first half and the full year of fiscal year 2019; comparable sales for fiscal year 2019; effective tax rate for fiscal year 2019; share repurchases in fiscal year 2019; capital expenditures for fiscal year 2019; store openings and closings, net of closures and repositions, and weighting by brand in fiscal year 2019; improvement in Gap brand’s margin trend in fiscal year 2019; dividends and share repurchases in fiscal year 2019; impact from foreign exchange in fiscal year 2019; and impact of the adoption of new accounting standards.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that the company’s investments in customer, digital, and omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk that a failure of, or updates or changes to, the company’s information technology systems may disrupt its operations; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk of natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the risk of reductions in income and cash flow from the company’s credit card agreement related to its private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 28, 2019. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, and Hill City brands. Fiscal year 2018 net sales were $16.6 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,081	$1,783
Short-term investments	288	—
Merchandise inventory	2,131	1,997
Other current assets	751	788
Total current assets	4,251	4,568
Property and equipment, net	2,912	2,805
Other long-term assets	886	616
Total assets	$8,049	$7,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,126	$1,181
Accrued expenses and other current liabilities	1,024	1,270
Income taxes payable	24	10
Total current liabilities	2,174	2,461
Long-term liabilities:
Long-term debt	1,249	1,249
Lease incentives and other long-term liabilities	1,073	1,135
Total long-term liabilities	2,322	2,384
Total stockholders' equity	3,553	3,144
Total liabilities and stockholders' equity	$8,049	$7,989

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
($ and shares in millions except per share amounts)	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$4,623	$4,778	$16,580	$15,855
Cost of goods sold and occupancy expenses	2,978	3,019	10,258	9,789
Gross profit	1,645	1,759	6,322	6,066
Operating expenses	1,273	1,363	4,960	4,587
Operating income	372	396	1,362	1,479
Interest, net	7	13	40	55
Income before income taxes	365	383	1,322	1,424
Income taxes	89	178	319	576
Net income	$276	$205	$1,003	$848
Weighted-average number of shares - basic	381	389	385	393
Weighted-average number of shares - diluted	383	393	388	396
Earnings per share - basic	$0.72	$0.53	$2.61	$2.16
Earnings per share - diluted	$0.72	$0.52	$2.59	$2.14
Cash dividends declared and paid per share	$0.2425	$0.23	$0.97	$0.92

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended	53 Weeks Ended
($ in millions)	February 2, 2019 (b)	February 3, 2018 (b)
Cash flows from operating activities:
Net income	$1,003	$848
Depreciation and amortization (a)	517	499
Change in merchandise inventory	(154)	(142)
Other, net	15	175
Net cash provided by operating activities	1,381	1,380
Cash flows from investing activities:
Purchases of property and equipment	(705)	(731)
Insurance proceeds related to loss on property and equipment	—	66
Purchases of short-term investments	(464)	—
Sales and maturities of short-term investments	177	—
Other	(9)	(1)
Net cash used for investing activities	(1,001)	(666)
Cash flows from financing activities:
Payments of short-term debt	—	(67)
Proceeds from issuances under share-based compensation plans	46	30
Withholding tax payments related to vesting of stock units	(23)	(18)
Repurchases of common stock	(398)	(315)
Cash dividends paid	(373)	(361)
Other	(1)	—
Net cash used for financing activities	(749)	(731)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(10)	19
Net decrease in cash, cash equivalents, and restricted cash	(379)	2
Cash, cash equivalents, and restricted cash at beginning of period	1,799	1,797
Cash, cash equivalents, and restricted cash at end of period	$1,420	$1,799
__________
(a) Depreciation and amortization is net of amortization of lease incentives.
(b) The prior period amounts reflect the retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash, on February 4, 2018. As a result of the adoption of ASU 2016-18, restricted cash of $339 million and $16 million for the fifty-two weeks ended February 2, 2019 and the fifty-three weeks ended February 3, 2018, respectively, have been included above with cash and cash equivalents. Restricted cash is recorded in other current assets and other long-term assets on the Consolidated Balance Sheets. The restricted cash balance as of February 2, 2019 primarily relates to consideration held by a third party in connection with the purchase of a corporate facility that is included in other long-term assets on the Consolidated Balance Sheet.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, net of insurance proceeds related to loss on property and equipment, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended	53 Weeks Ended
($ in millions)	February 2, 2019	February 3, 2018
Net cash provided by operating activities	$1,381	$1,380
Less: Purchases of property and equipment	(705)	(731)
Add: Insurance proceeds related to loss on property and equipment (a)	—	66
Free cash flow	$676	$715
__________
(a) Represents insurance proceeds related to loss on property and equipment from the fire that occurred at a company- owned distribution center campus in Fishkill, New York on August 29, 2016.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR FOURTH QUARTER AND FISCAL YEAR 2017

The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the company's underlying results for the period excluding the impact of the gain from insurance proceeds in the second quarter of fiscal year 2017 and federal tax reform in the fourth quarter of fiscal year 2017. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions)	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
14 Weeks Ended February 3, 2018
GAAP metrics, as reported	$1,363	28.5%	$396	8.3%	$178	$205	$0.52
Adjustment for:
Net provisional tax impact of federal tax reform (a)	—	—%	—	—%	(34)	34	0.09
Non-GAAP metrics	$1,363	28.5%	$396	8.3%	$144	$239	$0.61

($ in millions)	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
53 Weeks Ended February 3, 2018
GAAP metrics, as reported	$4,587	28.9%	$1,479	9.3%	$576	$848	$2.14
Adjustment for:
Gain from insurance proceeds (b)	64	0.4%	(64)	(0.4)%	(24)	(40)	(0.10)
Net provisional tax impact of federal tax reform (a)	—	—%	—	—%	(34)	34	0.09
Non-GAAP metrics	$4,651	29.3%	$1,415	8.9%	$518	$842	$2.13
__________
(a) Represents the net provisional tax impact of federal tax reform.
(b) Represents the gain from insurance proceeds, net of tax, related to the fire that occurred in one of the buildings at a company-owned distribution center campus in Fishkill, New York and related impact on percentage of net sales. The tax impact of the gain from insurance proceeds is calculated at the adjusted effective tax rate.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2019

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2019 is provided to enhance visibility into the company's expected underlying results for the period excluding the estimated impact of costs related to the specialty fleet restructuring plan and revitalization efforts for Gap brand. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending February 1, 2020
	Low End	High End
Expected earnings per share - diluted	$2.11	$2.26
Add: Estimated impact of fiscal year 2019 restructuring costs (a)	0.29	0.29
Expected adjusted earnings per share - diluted	$2.40	$2.55
__________
(a) Represents the earnings per share impact of fiscal year 2019 restructuring costs primarily related to store closures and revitalization efforts for Gap brand, calculated net of tax at our estimated effective tax rate. The costs primarily include lease termination fees, employee-related costs, and the net impact of write-offs related to long-term assets and liabilities.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarter and fiscal year 2018 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended February 2, 2019 (1)
U.S. (2)	$1,959	$844	$592	$331	$3,726	80%
Canada	154	104	60	1	319	7%
Europe	—	164	3	—	167	4%
Asia	14	310	26	—	350	8%
Other regions	29	26	6	—	61	1%
Total	$2,156	$1,448	$687	$332	$4,623	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
14 Weeks Ended February 3, 2018 (1)
U.S. (2)	$1,961	$928	$621	$283	$3,793	80%
Canada	160	121	69	1	351	7%
Europe	—	191	4	—	195	4%
Asia	16	337	27	—	380	8%
Other regions	24	29	6	—	59	1%
Total	$2,161	$1,606	$727	$284	$4,778	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
52 Weeks Ended February 2, 2019 (1)
U.S. (2)	$7,134	$2,990	$2,095	$1,121	$13,340	81%
Canada	584	379	227	3	1,193	7%
Europe	—	589	14	—	603	4%
Asia	50	1,089	94	—	1,233	7%
Other regions	72	113	26	—	211	1%
Total	$7,840	$5,160	$2,456	$1,124	$16,580	100%
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
53 Weeks Ended February 3, 2018 (1)
U.S. (2)	$6,570	$3,065	$2,017	$916	$12,568	80%
Canada	547	398	225	3	1,173	7%
Europe	—	626	15	—	641	4%
Asia	50	1,117	96	—	1,263	8%
Other regions	71	112	27	—	210	1%
Total	$7,238	$5,318	$2,380	$919	$15,855	100%
__________

(1)
Net sales for the thirteen and fifty-two weeks ended February 2, 2019, reflect the adoption of the new revenue recognition standard. Prior period amounts have not been restated and continue to be reported under accounting standards in effect for those periods.

(2)	U.S. includes the United States, Puerto Rico, and Guam.
(3) Primarily consists of net sales for the Athleta and Intermix brands. Beginning in the third quarter of fiscal 2018, the Hill City brand is also included.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended February 2, 2019
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4	Square Feet (millions)

Old Navy North America	1,117	25	3	1,139	18.6
Old Navy Asia	14	1	—	15	0.2
Gap North America	798	5	45	758	7.8
Gap Asia	323	17	8	332	3.1
Gap Europe	154	1	3	152	1.3
Banana Republic North America	574	1	19	556	4.7
Banana Republic Asia	45	—	—	45	0.2
Athleta North America	157	4	—	161	0.7
Intermix North America	36	—	—	36	0.1
Company-operated stores total	3,218	54	78	3,194	36.7
Franchise	470	6	4	472	N/A
Total	3,688	60	82	3,666	36.7